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Exhibit 23.01     Consent of KPMG Peat Marwick LLP

The Board of Directors
AMBI Inc.

We consent to incorporation by reference in the Registration Statement No. 33-73312 on Form S-3, Registration Statement No. 333-9801 on Form S-3, Registration Statement No. 33-4822 on Form S-3, Registration Statement No. 333-2507 on Form S-3, Registration Statement No. 333-29829 on Form S-3, and Registration Statement No 333-35897 on Form S-3 of AMBI Inc. of our report dated July 25, 1997, relating to the consolidated balance sheets of AMBI Inc. and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of AMBI Inc.



New York, New York                                 KPMG Peat Marwick LLP
September 26, 1997